Exhibit 10.10

NON-COMPETITION, CONSULTING

AND

HEALTH INSURANCE AGREEMENT

THIS NON-COMPETITION, CONSULTING AND HEALTH INSURANCE AGREEMENT (the “Agreement”) is made as of the 29th day of April, 2011, between Home Federal Savings and Loan Association (“Association”) and Robert S. Curtis (the “Executive” or the “Consultant”).

WITNESSETH

WHEREAS, the Association is a wholly owned subsidiary of Poage Bankshares, Inc., a corporation organized under the laws of the Commonwealth of Kentucky (the “Company”);

WHEREAS, the Association wishes to retain the Executive as Co-President and Co-Chief Executive Officer of the Association;

WHEREAS, the Company and the Association desire to be ensured of the Executive’s continued active participation in the business of the Association; and

WHEREAS, in order to induce the Executive to remain in the employ of the Association and in consideration of the Executive’s agreeing to remain in the employ of the Association, the parties desire to specify the consulting and health insurance benefits which shall be due the Executive in the event that his employment with the Association is terminated prior to the Executive attaining age sixty-five (65).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	Consultant Relationship. Consultant hereby agrees to serve the Association under the terms and conditions set forth in this Agreement. Consultant hereby acknowledges and recognizes that at all such times he will be classified as an independent contractor.

2.

Duties of Consultant. Consultant shall provide consulting services as may reasonably be requested by the Association. Consultant shall be available to provide services for 400 hours per year, upon reasonable notice and during normal business hours, and such services may be rendered by telephonic or electronic means. Notwithstanding the foregoing, in no event shall the Consultant be required to provide services that would exceed 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the thirty-six (36)-month period immediately preceding the date of termination.

3.	Term of Agreement.

Commencement Date: The obligations under this Agreement shall commence on the date of the Executive’s termination of employment (the “Commencement Date”).

Termination Date: This Agreement, including the consulting services, non-compete and health provisions, shall terminate on the date the Consultant qualifies for Medicare and the Consultant’s spouse, Mary Susan Curtis, qualifies for Medicare (the “Termination Date”). For purposes of clarity, this Agreement shall continue in the event the Consultant qualifies for Medicare but Ms. Curtis does not. If either the Consultant or Ms. Curtis does not pay their share of employee premiums, the Association shall not be obligated to continue such individuals on the Association’s group health plan. Notwithstanding the foregoing, if, on the date the Executive terminates employment, the Executive and Ms. Curtis qualify for Medicare, this Agreement shall be void and shall be of no force and effect and no payments or benefits shall be made under this Agreement. In addition, notwithstanding anything else herein to the contrary, in no event shall the Association be obligated to pay benefits hereunder after January 26, 2016.

4.	Compensation.

Cash Compensation: Association shall pay Consultant a commercially reasonable amount for his services as a Consultant under this Agreement and for Consultant’s agreement not to compete under Section 6 hereof, payable in monthly installments over the consulting term pursuant to Association’s customary practices for non-employee service providers beginning on the Commencement Date and ending on the Termination Date (the “Consulting Term”). In no event shall Consultant’s fee exceed, on a prorated basis, his salary on his date of termination.

Health Insurance: During the Consulting Term, the Association agrees to allow (i) the Consultant to remain in the Association’s group health plan until he qualifies for Medicare, and (ii) Mary Susan Curtis to remain in the Association’s group health plan until she qualifies for Medicare, provided that the Consultant and Ms. Curtis pay the employee share of such insurance premiums.

5.

Unauthorized Disclosure. During the Consulting Term, or at any later time, the Consultant shall not, without the written consent of the President and Chief Executive Officer of the Association or a person authorized thereby, knowingly disclose to any person, other than an employee of Association or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Consultant of his duties, any material confidential information obtained by him while performing services for Association with respect to any of the Association and Poage Bankshares, Inc.’s (the “Company’s”) services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Association and the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Consultant or any person with the assistance, consent or direction of the Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Association and the Company or any information that must be disclosed as required by law.

6.	Covenant Not to Compete.

(a)	Consultant hereby acknowledges and recognizes the highly competitive nature of the business of the Association and, accordingly, agrees that during the period starting on the Commencement Date and ending on the Termination Date, Consultant shall not, except as otherwise permitted in writing by the Association:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Association and the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Association and the Company, or any of their direct or indirect subsidiaries or affiliates, and has offices within a twenty (20) mile radius of the Association’s offices, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors (“Competitor”);

(ii) serve as a consultant, director, independent contractor, employee of, or provide financial or other assistance to, any Competitor; or

(iii) directly or indirectly solicit persons or entities who were customers, clients, or referral sources of the Association and the Company, or their subsidiaries to become a customer, client, or referral source of any Competitor.

(b)

If Consultant violates any provision contained in Section 6 of this Agreement, the Consultant acknowledges and agrees that the Association and the Company will be entitled to seek an injunction restraining

Consultant from competing or disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Association and to recover any provable damages. Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to the Association for such breach or threatened breach, including the recovery of damages from Consultant.

(c)	It is expressly understood and agreed that, although Consultant and the Association and the Company consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for the Association and the Company and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(d)	The provisions of this Section 6 shall survive the termination of the Agreement, regardless of the reason for termination.

7.	Work Made for Hire. Any work performed by the Consultant under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of the Association and the Company and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Consultant agrees to and does hereby assign to the Association and the Company and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

8.	Return of Association and Company Property and Documents. Consultant agrees that, at the time of termination of this Agreement, regardless of the reason for termination, he will deliver to the Association and the Company and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Consultant during the course of this Agreement.

9.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Consultant’s residence, in the case of notices to Consultant, and to the principal executive offices of Association, in the case of notices to the Association and the Company.

10.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and the President and Chief Executive Officer of the Association. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.	Assignment. This Agreement shall not be assignable by any party, except by Association to any successor in interest to their respective businesses.

12.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Consultant’s consulting services and contains all the covenants and agreements between the parties with respect to the consulting arrangement.

13.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Kentucky, without regard to its conflicts of laws principles.

15.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Association has caused this Agreement to be executed by its duly authorized officer, and Consultant has signed this Agreement, as of the date first written above.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Tom Rupert
Tom Rupert
Chairman of the Board

By:	/s/ Darryl Akers
Darryl Akers
President & CEO

CONSULTANT

By:	/s/ Robert S. Curtis
Robert S. Curtis